Exhibit 4.2

BBVA U.S. SENIOR, S.A. UNIPERSONAL

OFFICER’S CERTIFICATE

Pursuant to Sections 1.02 and 3.01 of the Indenture

I, Juan Isusi Garteiz Gogeascoa, Proxy of BBVA U.S. Senior, S.A. Unipersonal (the “Issuer”) acting in my capacity as such pursuant to resolutions duly adopted by the Board of Directors of the Issuer on June 21, 2010 whereby, inter alia, each of certain individuals specified therein is authorized to approve on behalf of the Issuer terms of the issue of $1,000,000,000 aggregate principal amount of Fixed Rate Senior Notes due 2014 (the “Securities”) issued by the Issuer and fully and unconditionally guaranteed by Banco Bilbao Vizcaya Argentaria, S.A. (the “Guarantor”), HEREBY APPROVE AND CONFIRM the following such terms:

1. The undersigned has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Securities and the Guarantees endorsed thereon by the Guarantor, and the definitions in the Indenture relating thereto.

2. The undersigned has examined the resolutions of the Board of Directors of the Issuer and the Guarantor relating to the authorization, issuance, authentication and delivery of the Securities and the Guarantees, such other corporate records of the Issuer and the Guarantor and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3. In the opinion of the undersigned, such examination is sufficient to enable him to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

4. The undersigned is of the opinion that the covenants and conditions referred to above have been complied with.

5. The terms of the Securities are as follows:

Title:	Fixed Rate Senior Notes due 2014

Issue Price:	99.890%

Issue Date:	May 18, 2011

Limit of Aggregate Principal Amount:	$1,000,000,000

Minimum Initial Purchase Amount:	$100,000

Form and Denomination of Securities:

The denomination of the Securities will be a minimum of $1,000 and increments of $1,000 thereafter and all payments on or in respect of the Securities will be made in U.S. dollars.

The Securities will be issued in the form of two global notes, each with a principal amount of $500,000,000, that will be deposited with The Depository Trust Company, New York, New York (“DTC”) on the Closing Date. The global notes will be issued to DTC and will be executed and delivered in substantially the form attached hereto as Exhibit A. The Issuer will not issue certificated notes except in certain circumstances as described in the prospectus dated June 28, 2010 (the “Prospectus”).

Principal Payment Date:	May 16, 2014, unless redeemed earlier at the option of the Issuer or the Guarantor.

Maturity:	May 16, 2014

Interest:	3.250% per annum, accruing from May 18, 2011, payable on November 16 and May 16 of each year to holders of record on the next preceding November 1 or May 1, commencing November 16, 2011.

Place of Payment of Principal Premium and Interest:	The Bank of New York Mellon 101 Barclay Street, Floor 4E New York, New York 10286

Notices and Demands to Issuer:

BBVA U.S. Senior, S.A. Unipersonal

c/o Banco Bilbao Vizcaya Argentaria, S.A. New York Branch

1345 Avenue of Americas

New York, NY 10105

United States

Attn: Pedro M. Urresti Laca and

Juan Isusi Garteiz Gogeascoa

Fax: +34 91 5374011

Notices and Demands to Guarantor:	Banco Bilbao Vizcaya Argentaria, S.A. New York Branch 1345 Avenue of Americas New York, NY 10105 United States Attn: Pedro M. Urresti Laca and Juan Isusi Garteiz Gogeascoa Fax: +34 91 5374011

Notices and Demands to Underwriters:	BBVA Securities Inc. 1345 Avenue of the Americas New York, NY 10105 Attn: Debt Capital Markets Fax: +1 212-258-2216

Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013 Attn: General Counsel Fax: +1 212-816-7912

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Attn: Debt Capital Markets Syndicate Fax: +1 212-797-2202

Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attn: Registration

Notes and Demands to Trustee:	The Bank of New York Mellon 101 Barclay Street, Floor 4E New York, NY 10286 with a copy to: The Bank of New York Mellon One Canada Square London E14 5AL United Kingdom

Early Redemption for Taxation or Listing Reasons:

In the event of various tax law changes that require the Issuer or the Guarantor, as the case may be, to pay additional amounts and other limited circumstances as described in the Prospectus and the prospectus supplement dated May 11, 2011 (the “Prospectus Supplement”), the Issuer may redeem all, but not less than all, of the Securities at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.

In addition, if the Securities are not listed on an organized market in an OECD country no later than 45 days prior to the initial interest payment date on the Securities, the Issuer or the Guarantor, as the case may be, may, at its election and having given not less than 15 days’ notice to the holders of the Securities, redeem all of the outstanding Securities.

Optional Redemption:	The Securities will be redeemable at the Issuer’s option, in whole at any time or in part from time to time. Upon redemption, the Issuer or the Guarantor will pay a redemption price equal to the greater of (1) 100% of the principal amount of the Securities plus accrued and unpaid interest to, but excluding, the date of redemption and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest on such Securities (excluding any interest accrued as of the date of the redemption) plus (b) accrued and unpaid interest to the date of redemption. The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the Treasury Rate (as defined in the Prospectus Supplement) plus 35 basis points.

Substitution:	The Securities contain provisions allowing for the substitution of the Issuer as principal debtor of the obligations under the Securities, as more fully described in the Prospectus.

Defeasance and Discharge of Securities (Section 4.02 of the Indenture):	Applicable

Spanish Withholding Tax Requirements:	A description of certain Spanish tax considerations relating to the Securities is set forth in the Prospectus and the Prospectus Supplement.

Other Terms of the Securities:	The other terms of the Securities shall be substantially as set forth in the Prospectus and the Prospectus Supplement.

Terms defined in the Pricing Agreement dated May 11, 2011 between the Issuer, the Guarantor, and BBVA Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein, and not otherwise defined herein are used herein as therein defined.

Dated: May 18, 2011

BBVA U.S. Senior, S.A. Unipersonal

By:	/s/ Juan Isusi Garteiz Gogeascoa
Name: Juan Isusi Garteiz Gogeascoa
Title: Proxy

[Officer’s Certificate Establishing Terms of Fixed Rate Senior Notes Due 2014]